Filed Under Rule 433
Registration No. 333-135813

GE Interest Plus® for Businesses

Here's your chance to earn more on your available cash!

Rate 2.65%

Yield 2.68%

Rate/yield effective as of 1/5/09 and may be reset weekly.†

To learn more CLICK HERE



GE Interest Plus for Businesses

- Earn more on your available cash
- Link to your business's checking account and easily invest more or redeem
- No sales, management or maintenance fees
- No penalties for redemptions
- Maximum total investment of $5 million

GE Interest Plus for Businesses is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard & Poor's Corporation and Aaa by Moody's Investors Service. You should note that GE Interest Plus for Businesses Notes are not a money market fund, which is generally a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus for Businesses is not an FDIC-insured deposit. GE Interest Plus for Businesses is not guaranteed under the FDIC's Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by clicking here. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by clicking here or calling toll-free 1-888-674-4138.

†The yield reflects the annual rate of return on your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions. Current rate and yield are available at www.geinterestplus.com/businesses.